ANNUAL SERVICER'S OFFICER'S CERTIFICATE


                           WORLD OMNI FINANCIAL CORP.



         The undersigned, duly authorized representative of World Omni
Financial Corp. ("WOFCO"), as Servicer, pursuant to Section 3.03 of the Second Amended and Restated Servicing Agreement dated as of July 1, 1994, as amended by Amendment No. 1 to Second Amended and Restated Servicing Agreement dated September 23, 1998 and as supplemented by the Supplement 1996-A to Servicing Agreement dated as of May 1, 1996, Supplement 1996-B to Servicing Agreement dated as of October 1, 1996, Supplement 1997-A to Servicing Agreement dated
May 1, 1997, Supplement 1997-B to Servicing Agreement dated October 1, 1997, and Supplement 1998-A to Servicing Agreement dated October 1, 1998, all between VT Inc., as Trustee of World Omni LT and WOFCO, (as amended and supplemented, the "Agreement"), does hereby certify that a review of the activities of the Servicer during the period from January 1, 1998 through December 31, 1998, has been made under my supervision with a view to determining whether during such period the Servicer has performed and observed all of its obligations under the Agreement. To the best of my knowledge, no default by the Servicer under the Agreement has occurred and is continuing.

         Capitalized terms used but not defined herein are used as defined in the Agreement.

         IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 31st day of March, 1999.


                                    By:________________________________
                                       Name:   Alan J. Browdy
                                       Title:  Vice President Accounting,
                                               Corporate Controller




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